Exhibit 99.1

ACTUANT SIGNS AGREEMENTS TO DIVEST VIKING SEATECH AND ACQUIRE MIRAGE MACHINES, LTD.

MILWAUKEE, August 16, 2017-- Actuant Corporation (NYSE:ATU) announced today the signing of a definitive agreement to sell its Viking SeaTech (Viking) business to Acteon Group Limited (Acteon), a global subsea services business, for approximately $12 million. Actuant has also signed a definitive agreement to purchase Mirage, a $12 million revenue provider of industrial and energy maintenance tools, from Acteon for approximately $16 million, plus potential future performance based consideration. The two transactions will close simultaneously, and are subject to customary regulatory approvals and closing conditions.

Randy Baker, Actuant President and Chief Executive Officer stated, The decision to divest Viking was not taken lightly, but it is consistent with our strategy to concentrate our energy offerings where we can provide the most value over the long term. It also helps to simplify and stabilize our portfolio by significantly limiting exposure to upstream, offshore oil & gas.

The Viking business generated approximately $20 million in revenue during the past twelve months. In conjunction with the sale, Actuant expects to record after tax charges in the range of $110-125 million, including a cash charge of approximately $28 million from unwinding certain rental fleet operating leases, including those resulting from the mid-2014 sale and leaseback transaction. The remaining charges largely consist of non-cash items including the write down of Viking assets to their net realizable value and the recognition in earnings of the cumulative effect of foreign currency rate changes since acquisition. These charges will be incurred during the fourth quarter of fiscal 2017 and early in fiscal 2018, upon closing.

The Mirage business, headquartered in the UK, is a strong complement to Hydratight. It broadens its product line offerings, most notably in the flange facing and hot tapping categories, while providing additional rental and service opportunities, Baker continued.

We are pleased to have reached this mutually beneficial agreement with Acteon. On a pro-forma basis, Actuant’s trailing twelve month adjusted earnings per share would have been approximately $0.15-0.16 higher, taking into account Viking’s performance in a very challenging upstream market and the accretion associated with Mirage. We believe these proactive portfolio management actions will improve overall shareholder value.

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.